UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Gables Residential Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2005

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Gables Residential Trust to be held Tuesday, May 17, 2005 at 9:00 a.m. local time. The meeting will take place at The Vinings Club, located in Overlook III, the office building of Gables’ Atlanta corporate offices at 2859 Paces Ferry Road, Atlanta, Georgia.

The attached proxy statement, with formal notice of the meeting on the first page, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the company’s affairs by voting on the matters described in the proxy statement. At the meeting, we will also review Gables’ operations, report on 2004 financial results and discuss Gables’ plans for the future. Our trustees and management team will be available to answer any questions you may have. We hope that you will be able to attend.

Your vote is important to us. Whether you plan to attend the meeting or not, please either complete the enclosed proxy card and return it as promptly as possible, or vote via the internet or by calling the toll-free telephone number. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

Thank you for your continued support and interest in Gables.

Sincerely,

Chris D. Wheeler
Executive Chairman of the Board

777 Yamato Road
Suite 510
Boca Raton, FL 33431
(561) 997-9700
(561) 997-8649 Fax
www.gables.com

GABLES RESIDENTIAL TRUST

777 Yamato Road
Suite 510
Boca Raton, Florida 33431

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2005

The 2005 annual meeting of shareholders of Gables Residential Trust will be held on Tuesday, May 17, 2005 at 9:00 a.m. local time. The meeting will take place at The Vinings Club, located in Overlook III, the office building of Gables’ Atlanta corporate offices at 2859 Paces Ferry Road, Atlanta, Georgia, for the purpose of considering and acting upon the following proposals:

1.	To elect three Class II trustees, each to serve until the 2008 annual meeting of shareholders.

2.	To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements of the annual meeting.

You are entitled to vote if you are a holder of our common shares of beneficial interest of record as of the close of business on March 18, 2005. Regardless of the number of shares you own, your vote is important. If you do not plan to attend the meeting and vote your common shares in person, please cast your vote in one of the following ways:

•	go to the website address shown on the proxy card and vote over the Internet;

•	use the toll-free telephone number shown on the proxy card; or

•	mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy or by voting in person at the annual meeting.

By Order of the Board of Trustees

Marvin R. Banks, Jr.
Secretary

April 1, 2005

(i)

(ii)

April 1, 2005

GABLES RESIDENTIAL TRUST

777 Yamato Road
Suite 510
Boca Raton, Florida 33431

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Gables Residential Trust for use at the 2005 annual meeting of shareholders to be held on Tuesday, May 17, 2005 at 9:00 a.m. local time, and at any adjournments or postponements of the annual meeting. The meeting will take place at the Vinings Club, located in Overlook III, the office building of Gables’ Atlanta corporate offices at 2859 Paces Ferry Road, Atlanta, Georgia. This proxy statement and accompanying proxy card are first being mailed to holders of our common shares on or about April 1, 2005.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
AND RELATED PROXY MATERIALS

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because you owned common shares of Gables at the close of business on the March 18, 2005 record date for the annual meeting. This proxy statement describes matters on which we would like you, as a shareholder, to vote. It also gives you information on these matters so that you can make an informed decision.

When you sign and return the proxy card, you appoint Chris D. Wheeler, David D. Fitch and Marvin R. Banks, Jr. as your representatives at the meeting. Messrs. Wheeler, Fitch and Banks will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return our proxy card in advance of the meeting just in case your plans change.

If a matter comes up for vote at the meeting that is not described in this proxy statement or listed on the proxy card, Messrs. Wheeler, Fitch and Banks will vote your shares, under your proxy, in their discretion.

What is being voted on at the annual meeting?

At the annual meeting, shareholders entitled to vote will act upon the following matters as set forth in the accompanying notice of meeting:

•	the election of three trustees; and

•	any other matters that may properly come before the meeting.

Who is entitled to vote?

All holders of record of Gables’ common shares at the close of business on March 18, 2005, which is referred to as the record date, are entitled to receive notice of the annual meeting and to vote the common shares held by them on the record date. Each outstanding common share entitles its holder to cast one vote for each matter to be voted upon.

Who can attend the meeting?

All holders of record of Gables’ common shares at the close of business on the record date, or their designated proxies, are entitled to attend the annual meeting.

What constitutes a quorum in order to hold and transact business at the meeting?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding common shares entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 29,251,870 common shares outstanding and entitled to vote at the annual meeting. Shares held of record by shareholders or their nominees who do not vote by proxy or attend the annual meeting in person will not be considered present or represented at the annual meeting and will not be counted in determining the presence of a quorum. Proxies that withhold authority or reflect “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients and the brokerage firm or other nominee does not have or exercise voting discretion. See “Will my shares be voted if I do not sign and return my proxy card?”

How do I vote?

Voting by Holders of Shares Registered in the Name of a Brokerage Firm, Bank or Other Nominee.    Your vote is important. If your common shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee that you must follow in order to have your common shares voted. “Street name” shareholders who wish to vote in person at the meeting will need to obtain a proxy form from the brokerage firm or other nominee that holds their common shares of record.

Voting by Holders of Shares Registered Directly in the Name of the Shareholder.    Your vote is important. If you hold your shares in your own name as a holder of record, you may vote in person at the annual meeting or instruct the proxy holders named in the enclosed proxy card how to vote your common shares by:

•	Internet: You can go the website address shown on the proxy card and vote over the Internet;

•	Telephone: You can use the toll-free telephone number shown on the proxy card; or

•	Mail: You can mark, sign, date and return the proxy card in the postage-paid envelope that we have provided to you. Please note that if you vote over the Internet or by telephone, you do not need to return your proxy card.

All valid proxies received and not revoked prior to the annual meeting will be voted in accordance with the shareholders’ instructions.

What are the Board’s recommendations?

If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board of Trustees. In summary, the Board of Trustees recommends a vote:

•	FOR the election of each of the nominees for trustee.

Will other matters be voted on at the annual meeting?

We are not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the discretion of the proxy holders.

Can I revoke or change my proxy instructions?

You may revoke or change your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Gables at the following address: 2859 Paces Ferry Road, Suite 1450, Atlanta, Georgia 30339;

•	filing a duly executed proxy bearing a later date; or

•	appearing in person and voting by ballot at the annual meeting.

Any shareholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence of a shareholder at the annual meeting without further action will not constitute revocation of a previously given proxy.

What vote is required to approve the election of trustees?

The election of trustees will be determined by a plurality of the votes cast at the annual meeting if a quorum is present. This means that the nominees receiving the highest number of “yes votes” will be elected as trustees. Votes may be cast FOR or WITHHELD FROM each nominee. Votes cast FOR the nominees will count as “yes votes”; votes that are WITHHELD FROM the nominees and “broker non-votes” will be excluded entirely from the vote and will have no effect.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in “street name” and you fail to give instructions as to how you want your shares voted, or a “non-vote,” the brokerage firm, bank or other nominee who holds Gables shares on your behalf may in certain circumstances, but is not required to, vote the shares in their discretion. When a brokerage firm or other nominee does not vote its clients’ shares, the “broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of shares voted FOR the matter.

With respect to the election of trustees, a brokerage firm or other nominee has authority under the New York Stock Exchange, or “NYSE,” rules to vote its clients’ shares if the clients do not provide instructions. When a brokerage firm or other nominee votes its clients’ shares in the election of trustees without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR the election of trustees.

If you do not vote your proxy, your brokerage firm or other nominee may either:

•	vote your shares or cast a “broker non-vote”; or

•	leave your shares unvoted altogether.

We encourage you to provide instructions to your brokerage firm or other nominee by voting your proxy. This action ensures that your shares will be voted at the meeting.

What other information should I review before voting?

Our 2004 annual report to shareholders, which includes our Form 10-K for the year ended December 31, 2004, accompanies this proxy statement. The Form 10-K includes our financial statements and financial statement schedules for the year ended December 31, 2004. The annual report, however, is not part of the proxy solicitation material. Additional copies of our annual report filed with the SEC on Form 10-K may be obtained without charge by:

•	writing to the Secretary of Gables at the following address: 2859 Paces Ferry Road, Suite 1450, Atlanta, Georgia 30339;

•	accessing the EDGAR database at the SEC’s website at www.sec.gov;

•	going to Gables’ website at www.gables.com; or

•	contacting the SEC by telephone at (800) SEC-0330.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2005. This quarterly report is required to be filed with the SEC by August 9, 2005. A copy of this quarterly report may be obtained without charge by any of the means outlined above for obtaining a copy of the annual report on Form 10-K.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD OF TRUSTEE MATTERS

Board of Trustees and Committees

Our business and affairs are managed under the direction of the Board of Trustees. Members of the Board are kept informed of our business through discussions with the Chairman, President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to our management team and the independent auditors. The Board and each of the key committees have authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties. Our corporate governance guidelines require that a substantial majority (two-thirds or more) of the trustees be independent within the meaning of the NYSE listing standards.

The Board of Trustees of Gables currently consists of seven members who are divided into three classes. Each class of trustees serves for a three-year term with one class of trustees being elected by our shareholders at each annual meeting. Dr. Mike E. Miles resigned from the Board of Trustees in January 2005 as a result of the growth of the real estate investment platform of his employer, Guggenheim Real Estate, in order to avoid any actual or perceived conflicts of interest. Dr. Miles served Gables as a trustee since January 2000. We would like to thank Dr. Miles for his dedication to Gables and his many contributions over the years. The Nominating and Corporate Governance Committee of the Board of Trustees has retained FPL Associates to facilitate the search for an additional independent trustee as a result of Dr. Miles’ resignation. Mr. David D. Fitch was appointed to the Board of Trustees in March 2005 in connection with his promotion to Chief Executive Officer of Gables.

The Board of Trustees is currently composed of three Class I trustees (Mr. Marcus E. Bromley, Mr. James D. Motta and Mr. Chris C. Stroup), three Class II trustees (Mr. David D. Fitch, Mr. John W. McIntyre and Mr. Chris D. Wheeler), and one Class III trustee (Ms. Lauralee E. Martin). In March 2005, the Board of Trustees appointed Mr. Motta lead trustee. The Class II trustees will be elected at the 2005 annual meeting of shareholders with terms expiring upon the election and qualification of trustees at the 2008 annual meeting of shareholders. The terms of the Class III and Class I trustees will expire upon the election and qualification of trustees at the annual meetings of shareholders to be held in 2006 and 2007, respectively. At each annual meeting of shareholders, trustees will be re-elected or elected for a full term of three years to succeed those trustees whose terms are expiring.

The Board of Trustees has determined that each of its members, except Mr. Fitch and Mr. Wheeler, is “independent” for purposes of the listing standards of the NYSE. The Board of Trustees based these determinations primarily on a review of the responses of the trustees to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the trustees.

Non-management trustees meet on a regular basis in executive sessions without management participation. The executive sessions generally occur before each regularly scheduled meeting of the entire Board of Trustees and at such other times the independent trustees deem appropriate. In addition, at least once each year an executive session with only independent trustees present will be held, although presently all of the non-management trustees are independent. During 2004, the executive sessions were chaired by the chair of the Board committee having jurisdiction over the particular subject matter discussed at the particular session, or portion of a session. Going forward, the executive sessions will be chaired by Mr. Motta in connection with his March 2005 appointment as lead trustee.

Gables GP, Inc. is a wholly-owned subsidiary of Gables Residential Trust and the sole general partner of Gables Realty Limited Partnership (the “Operating Partnership”), the entity through which Gables Residential Trust principally conducts its business operations. The Board of Directors of Gables GP, Inc. and the Board of Trustees of Gables Residential Trust each have the same members and meet at the same time.

The Board of Trustees met nine times in 2004 and acted five times by unanimous written consent. Each incumbent trustee attended at least 75% of the aggregate of the total number of meetings of the Board of Trustees and meetings of the committees of the Board of Trustees of which he or she was a member. The annual meetings of our shareholders are generally held to coincide with one of our regularly scheduled quarterly meetings of the Board of Trustees. Trustees are expected to attend annual meetings of our shareholders in person unless doing so is impracticable due to unavoidable conflicts. All of the trustees attended the 2004 annual meeting of shareholders.

The Board of Trustees has four standing committees:

•	an Audit Committee, the members of which are all independent for purposes of the NYSE listing standards and include: Mr. Stroup (Chair), Mr. Bromley and Mr. McIntyre;

•	a Compensation Committee, the members of which are all independent for purposes of the NYSE listing standards and include: Ms. Martin (Chair), Mr. McIntyre and Mr. Motta;

•	an Investment Committee, the members of which are: Mr. Bromley (Chair), Ms. Martin, Mr. Motta and Mr. Wheeler; and

•	a Nominating and Corporate Governance Committee, the members of which are all independent for purposes of the NYSE listing standards and include: Mr. Motta (Chair), Mr. Bromley, Ms. Martin, Mr. McIntyre and Mr. Stroup.

The Board of Trustees has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, the Board of Trustees has adopted Corporate Governance Guidelines that address the composition and functioning of the Board. The Audit Committee has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and trustees. You can find links to these materials in the corporate governance section of our website at: http://www.gables.com.

Audit Committee.    The members of the Audit Committee are Mr. Stroup, as Chair, Mr. Bromley and Mr. McIntyre, each of whom satisfies the independence, financial literacy and expertise requirements contained in the listing standards of the NYSE and the independence requirements under the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or “Exchange Act.” The Board of Trustees has determined that Mr. Stroup meets the standards of an “Audit Committee Financial Expert” as that term is defined under the rules promulgated by the SEC under the Exchange Act. No member of the Audit Committee served on more than two public company audit committees in 2004.

The Audit Committee, among other things, (a) assists the Board of Trustees in fulfilling its oversight of (1) the integrity of Gables’ financial statements; (2) Gables’ compliance with legal and regulatory requirements; (3) the qualifications, independence and performance of Gables’ independent auditors; and (4) the performance of Gables’ internal audit function and (b) prepares an Audit Committee report as required by the SEC to be included in Gables’ annual proxy statement. The Audit Committee has sole authority to appoint, retain, oversee and, when appropriate, terminate Gables’ independent auditors. The Audit Committee reviews Gables’ quarterly financial statements and internal accounting procedures and controls with management and reviews the scope and results of the audit engagement with the independent auditors. The Audit Committee has ultimate responsibility for overseeing compliance with Gables’ Code of Business Conduct and Ethics, which was revised effective March 4, 2004 in order to comply with the recently adopted NYSE requirements and can be viewed on the corporate governance section of our website at http://www.gables.com. The Audit Committee operates under a written charter adopted by the Board of Trustees, which was revised effective March 4, 2004 in order to comply with the recently adopted NYSE requirements. The charter may also be viewed on the corporate governance section of our website at http://www.gables.com. The Audit Committee met six times in 2004 and held separate executive sessions, outside the presence of management, with (1) Gables’ independent auditors in conjunction with each Audit Committee meeting that the independent auditors participated in and (2) Gables’ internal auditors in conjunction with each Audit Committee meeting that the internal auditors participated in.

Compensation Committee.    The members of the Compensation Committee are Ms. Martin, as Chair, Mr. McIntyre and Mr. Motta, each of whom is independent for purposes of the listing standards of the NYSE. The Compensation Committee, among other things, exercises all powers of the Board of Trustees in connection with the implementation and development of compensation policies and plans which provide incentives that further Gables’ long-term strategic plan with the overall goal of enhancing enduring shareholder value, including: (1) reviewing and approving corporate goals and objectives relevant to the compensation of Gables’ Chief Executive

Officer and certain other executive officers, evaluating those officers’ performance in light of those goals and objectives and determining and approving the compensation of those officers based on such evaluations; (2) reviewing the compensation of Gables’ officers other than the executive officers, (3) reviewing and recommending to the Board of Trustees compensation for non-employee trustees; (4) overseeing Gables’ overall compensation programs, including granting awards under Gables’ 2004 Equity Incentive Plan and cash and equity bonuses under Gables’ Incentive Compensation Plan; and (5) preparing a report on executive compensation to be included in Gables’ annual proxy statement. The Board of Trustees has approved a written charter for the Compensation Committee, the text of which may be viewed on the corporate governance section of our website at: http://www.gables.com. The Compensation Committee met one time in 2004 and acted four times by unanimous written consent.

Investment Committee.    The members of the Investment Committee are Mr. Bromley, as Chair, Ms. Martin, Mr. Motta and Mr. Wheeler. In general, the Investment Committee has authority to approve Gables’ real estate investment decisions in excess of a specified threshold; provided, however, that the Board of Trustees must have previously approved the general subject matter of any such decision in excess of a higher specified threshold. The Investment Committee met eight times in 2004 and acted two times by unanimous written consent.

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee are Mr. Motta, as Chair, Mr. Bromley, Ms. Martin, Mr. McIntyre and Mr. Stroup, each of whom is independent for purposes of the listing standards of the NYSE. The Nominating and Corporate Governance Committee has determined that the Board of Trustees shall include a substantial majority (two-thirds or more) of independent members. The Nominating and Corporate Governance Committee is primarily responsible for (1) recommending to the Board of Trustees criteria for Board and committee membership, (2) identifying, evaluating and recommending nominees to stand for election at each annual meeting of shareholders, including incumbent trustees and candidates recommended by securityholders, (3) developing, recommending and periodically reviewing a set of corporate governance guidelines applicable to Gables, (4) developing and periodically reviewing a succession plan for the Chief Executive Officer for consideration by the Board and (5) annually evaluating the performance of the Board and the management of Gables. The Nominating and Corporate Governance Committee met four times in 2004. All of these meetings were held jointly with the executive session meetings of the non-management trustees.

When considering candidates for trustee, the Nominating and Corporate Governance Committee takes into account a number of factors, including the following minimum qualifications: the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the shareholders. In addition, the Nominating and Corporate Governance Committee will take into consideration such other factors as it deems appropriate, including any direct experience in the real estate and/or multifamily apartment community industry or in the markets in which Gables operates and whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider written recommendations from securityholders of Gables regarding potential nominees for election as trustees. The Nominating and Corporate Governance Committee will review and evaluate the qualifications of trustee nominee candidates who have been recommended by securityholders in compliance with procedures established from time to time by the Nominating and Corporate Governance Committee and conduct such inquiries as it deems appropriate. The Nominating and Corporate Governance Committee will consider for nomination any proposed trustee candidate who is deemed qualified by the Nominating and Corporate Governance Committee in light of the minimum qualification and other criteria for Board membership described above or otherwise approved by the Board from time to time.

Securityholders wishing to suggest a candidate for trustee should write to Gables’ Secretary and include:

•	The name and address of record of the securityholder.

•	A representation that the securityholder is a record holder of Gables’ securities, or if the securityholder is not a record holder, evidence of ownership in accordance with SEC Rule 14a-8(b)(2) of the Exchange Act.

•	The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed trustee candidate.

•	A description of the qualifications and background of the proposed trustee candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time.

•	A description of all arrangements or understandings between the securityholder and the proposed trustee candidate.

•	The consent of the proposed trustee candidate (1) to be named in the proxy statement relating to Gables’ annual meeting of shareholders and (2) to serve as a trustee if elected at such annual meeting.

•	Any other information regarding the proposed trustee candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

The Nominating and Corporate Governance Committee may solicit recommendations for candidates for trustees from non-management trustees, the Executive Chairman, Chief Executive Officer, third-party search firms and such other sources as it deems appropriate, including securityholders. The Nominating and Corporate Governance Committee will review and evaluate the qualifications of all such proposed candidates in the same manner and without regard to the source of the recommendation.

Communications with the Board of Trustees

If you wish to communicate with any of our trustees or the Board of Trustees as a group, you may do so by writing to the Board of Trustees, or such individual trustee(s) c/o Secretary, Gables Residential Trust, 2859 Paces Ferry Road, Suite 1450, Atlanta, Georgia 30339.

If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chair of the Audit Committee c/o Secretary, Gables Residential Trust, 2859 Paces Ferry Road, Suite 1450, Atlanta, Georgia 30339. While any correspondence or reports may be submitted anonymously, we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Secretary will be forwarded by the Secretary promptly to the appropriate addressee(s).

PROPOSAL 1: ELECTION OF TRUSTEES

Introduction

At the 2005 annual meeting, three Class II trustees will be elected to serve until the 2008 annual meeting of shareholders and until their successors are duly elected and qualified. Three incumbent Class II trustees, Mr. Fitch, Mr. McIntyre and Mr. Wheeler, have been nominated by the Board of Trustees for re-election.

Each of Mr. Fitch, Mr. McIntyre and Mr. Wheeler are currently serving as a trustee of Gables. The Board of Trustees anticipates that Mr. Fitch, Mr. McIntyre and Mr. Wheeler will continue to serve, if elected, as trustees. However, if any of the nominees should be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Trustees may recommend. The Board of Trustees will consider a nominee for election to the Board of Trustees recommended by a shareholder of record if the shareholder submits the nomination in compliance with the requirements of Gables’ bylaws. See “Other Matters – Shareholder Proposals” for a summary of these requirements.

Vote Required

Trustees must be elected by a plurality of the votes cast at the annual meeting if a quorum is present. This means that the nominees receiving the highest number of “yes votes” will be elected as trustees. In a plurality election, votes may be cast FOR or WITHHELD FROM each nominee. Votes cast FOR the nominees will count as “yes votes”; votes that are WITHHELD FROM the nominees and “broker non-votes” will be excluded entirely from the vote and will have no effect.

Furthermore, if you hold your common shares in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect. If, however, your common shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”) and you fail to give instructions as to how you want your shares voted, the brokerage firm, bank or other nominee may (but are not required to) vote the shares in their own discretion. When a brokerage firm or other nominee does not vote your shares, the “broker non-votes” will be counted for purposes of establishing a quorum but not for determining the number of shares voted for the election of trustees.

Recommendation

The Board of Trustees unanimously recommends a vote FOR election of each of the nominees as trustee.

Information Regarding Nominees, Other Trustees, Named Executive Officers and Other Executive Officers

The following biographical descriptions set forth certain information with respect to the three nominees for election as trustees at the annual meeting, the incumbent trustees who are not up for election at this annual meeting, the named executive officers who are not trustees and other executive officers of Gables. The respective individuals have furnished this information to Gables. References in these descriptions to “Gables’ predecessor” mean the Atlanta, Houston or Dallas Divisions of Trammell Crow Residential. The following information is as of February 1, 2005 unless otherwise noted.

Nominees for Election as Trustees – Term Expiring 2008

David D. Fitch.    Mr. Fitch is Chief Executive Officer, President and a trustee of Gables. He joined Gables in August 2002 as Senior Vice President and Chief Investment Officer and was promoted to President on July 1, 2004. On March 1, 2005, he was promoted to Chief Executive Officer and was appointed to the Board of Trustees. Prior to joining Gables, Mr. Fitch was a Partner at First Florida Capital Corporation where he was involved with real estate and investment banking activities. Prior to joining First Florida, Mr. Fitch was President of the St. Joe Commercial, Inc., a commercial real estate subsidiary of the St. Joe Company, where he directed the development and acquisition of several million square feet of assets and the creation of Advantis Real Estate Services. He has also served as Senior Vice President for Insignia Financial Group and Cadillac Fairview Urban Development. Mr. Fitch is an active member of the Urban Land Institute and serves on the Board of Trustees of the Student Conservation Association. He holds a bachelor’s degree in architecture from Colorado College. Mr. Fitch is 51 years old.

John W. McIntyre.    Mr. McIntyre is a trustee of Gables and has been since Gables’ initial public offering in January 1994. He is a former Vice Chairman of the Board of Directors of Citizens and Southern Corporation, a bank holding company, and former Chairman of the Board of Directors and Chief Executive Officer of Citizens and Southern Georgia Corporation and Citizens and Southern National Bank. Mr. McIntyre is a director or trustee of a number of organizations, including the J.M. Tull Charitable Foundation and Actaview Corporation. He received his bachelor’s degree in business administration from Emory University School of Business and attended the Business Executive Management Program at Stanford University Graduate School of Business. Mr. McIntyre is 74 years old.

Chris D. Wheeler.    Mr. Wheeler is Executive Chairman of the Board of Trustees of Gables. He served as Chief Executive Officer of Gables from April 1999 to March 1, 2005 and as President from April 1999 to July 1, 2004. Mr. Wheeler succeeded Mr. Bromley as Chairman of the Board of Trustees on January 1, 2000. Prior to that, he served as a trustee and Senior Vice President of Gables since Gables’ acquisition of the business and properties of Trammell Crow Residential’s South Florida operations in April 1998. Previously, Mr. Wheeler had 16 years experience with various Trammell Crow entities. He was Group Managing Partner responsible for all Trammell Crow Residential multifamily residential development and management in South Florida, the South Central United States, and the Mid-Atlantic and Northeast United States. Mr. Wheeler graduated with honors from the California Institute of Technology with a major in applied physics. He received his MBA from Harvard Graduate School of Business in 1980. Mr. Wheeler serves on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) and on the executive committee of the National Multi-Housing Council. He is also a member of the Board of Directors of the National Association of Home Builders and the Board of Directors of the California Institute of Technology Alumni Association. In addition to being a member of the Urban Land Institute, Mr. Wheeler currently serves as Chairman of the Architectural Review Board in the town of Gulf Stream, Florida and is a Director of the Delray Beach Public Library Board. Mr. Wheeler is 48 years old.

Incumbent Trustee – Term Expiring 2006

Lauralee E. Martin.    Ms. Martin is a trustee of Gables and has been since Gables’ initial public offering in January 1994. Since January 2002, she has been an employee of Jones Lang LaSalle, a global provider of real estate services, where she currently serves as Chief Operating and Financial Officer. Prior to joining Jones Lang LaSalle, Ms. Martin was with Heller Financial Inc., an international commercial finance company, from 1986 through 2001 where she served as Chief Financial Officer since 1996. From 1993 to 1996, Ms. Martin served as Senior Group President responsible for Equipment Finance, Small Business Finance and Real Estate Finance and from 1986 to 1993, she served as President of Real Estate Financial Services. Prior to joining Heller Financial Inc., she held various positions at General Electric Credit Corporation, including President of General Electric Mortgage and Manager of Construction Lending Operations. Ms. Martin is on the Board of Directors of Key Corp. and serves on its Audit Committee. She received her MBA from the University of Connecticut and her bachelor’s degree from Oregon State University. Ms. Martin is 54 years old.

Incumbent Trustees – Term Expiring 2007

Marcus E. Bromley.    Mr. Bromley is a trustee of Gables and has been since Gables’ initial public offering in January 1994. He most recently served as Chairman of the Board of Trustees and Executive Chairman of Gables from April 1999 through December 31, 1999. Prior to becoming Executive Chairman of Gables in April 1999, Mr. Bromley was Chairman of the Board of Trustees and Chief Executive Officer of Gables, positions he held since Gables’ initial public offering in January 1994. He also served as President of Gables from January 1994 through December 1995. Mr. Bromley joined Gables’ predecessor in 1982 and was responsible for overseeing the development and lease-up of multifamily properties in the Southeastern United States. Prior to that, he was Chief Financial Officer for a large engineering firm and Assistant Treasurer for the Amelia Island Company. Mr. Bromley received his MBA from the University of North Carolina at Chapel Hill and his bachelor’s degree in economics from Washington and Lee University. He is a former president of the Atlanta Apartment Association. Mr. Bromley also serves on the Board of Advisors for The School of Commerce, Economics and Politics at Washington and Lee University. Mr. Bromley is 55 years old.

James D. Motta.    Mr. Motta is a trustee of Gables and has been since March 2000. He is President and Chief Executive Officer of the Motta Group, a real estate firm specializing in community and resort development. Previously, Mr. Motta was the President and Chief Executive Officer of St. Joe/Arvida Company, a major real estate development company headquartered in Boca Raton, Florida. Throughout its 45-year history, Arvida has built more than 60 master-planned communities comprising more than 35,000 new homes and developed approximately 5 million square feet of commercial and industrial facilities. In November 1997, the assets of Arvida were acquired by the St. Joe Company. He joined Arvida in 1980 and, prior to becoming President and Chief Executive Officer in April 1995, held various positions, including President of certain divisions, Executive Vice President and Chief Operating Officer. Mr. Motta is a graduate of the University of Florida and a licensed general contractor and licensed real estate broker in the state of Florida. He is an active member of the Urban Land Institute and serves on its Recreation Development Council. Mr. Motta is on the Board of Directors of Correctional Property Trust and serves on its Audit and Compensation Committees. Mr. Motta is 48 years old.

Chris C. Stroup.    Mr. Stroup is a trustee of Gables and has been since May 2004. He is Chairman and Chief Executive Officer of Wilton Re Holdings Limited, a newly-formed life reinsurance company. Previously, he was the Chief Executive Officer of Swiss Re Life & Health America Inc. (“Swiss Re”), a subsidiary of the Swiss Re Group, where he was responsible for the life & health reinsurance business activities for the Swiss Re Group in the United States and Canada. He also was a member of the Executive Board of the Swiss Re Group. Mr. Stroup was employed by Swiss Re from December 1998 through May 2004. Mr. Stroup joined Life Re Corporation in 1996 where he served as Director, Executive Vice President and Chief Financial Officer until the Swiss Re Group acquired the company in December 1998. At that time, he became President and Chief Operating Officer of Swiss Re. In July 2000, Mr. Stroup was appointed Chief Executive Officer of Swiss Re and in January 2002 he became a member of the Swiss Re Group’s Executive Board. Prior to joining Swiss Re, he was a partner at Ernst & Young LLP. As a CPA, Mr. Stroup has been active in a number of professional societies. He received his bachelor’s degree in economics from the Wharton School of the University of Pennsylvania and he earned his MBA from Columbia University. Mr. Stroup is 44 years old.

Named Executive Officers Who Are Not Trustees

Marvin R. Banks, Jr.    Mr. Banks is Senior Vice President, Secretary and Chief Financial Officer of Gables, and has been since Gables’ initial public offering in January 1994. He is responsible for corporate financings, financial reporting, accounting and tax matters. Mr. Banks joined Gables’ predecessor in 1987 and, since 1990, was the Chief Financial Officer for certain divisions. Prior to joining Gables’ predecessor, he was a CPA with Ernst & Young LLP, where he specialized in the financial services and construction industries. Mr. Banks is a graduate of the University of Texas at Austin with a bachelor’s degree in accounting. Mr. Banks is 43 years old.

Douglas G. Chesnut.    Mr. Chesnut joined Gables as Senior Vice President of Investments in February 2002. He is responsible for development, construction and acquisition efforts in Gables’ West Region, which encompasses Texas and California. Mr. Chesnut has over 20 years’ experience in real estate development and property management. Prior to joining Gables, he was President and Chief Operating Officer for the South Central Region of Trammell Crow Residential Services. Prior to joining Trammell Crow Residential Services, Mr. Chesnut was Senior Vice President of Dal-Mac Barnes Company. He is on the Board of Directors of the Apartment Association of Greater Dallas, the Apartment Life Developers, the Providence Christian School and the Interfaith Housing Coalition. Mr. Chesnut holds a bachelor’s degree in finance from the University of Texas. Mr. Chesnut is 46 years old.

Other Executive Officers

Susan M. Ansel.    Ms. Ansel is Senior Vice President of Asset Management Operations of Gables. She was promoted to this position in May 2004 from Vice President of Asset Management Operations. Ms. Ansel has responsibility for the asset management operations in Gables’ West Region, which encompasses Texas and California. She joined Gables’ predecessor in 1987 as Director of Financial Services and was promoted to Development Director in 1994. In 1996, Ms. Ansel was promoted to Vice President where she became responsible for Gables’ ancillary services efforts. In 2002, she was promoted to Vice President of Asset Management Operations. Prior to joining Gables, Ms. Ansel was a Vice President with The Daseke Group. She serves on the Board of the National Apartment Association Education Institute and is a member of Commercial Real Estate Women. Ms. Ansel is a member of The Real Estate Council and has served on the Board and as chairperson of The Real Estate Council Foundation Board and previously served on the Board of the Independent Multifamily Communication Council. She is a graduate of DePauw University with a bachelor’s degree in arts. Ms. Ansel is 44 years old.

Dawn H. Severt.    Ms. Severt is Senior Vice President and Chief Accounting Officer of Gables. She was promoted to this position in October 2004 from Vice President and Chief Accounting Officer. Ms. Severt has primary responsibility for financial reporting, corporate governance, accounting and tax matters, and treasury functions. She joined Gables in February 1994 as Corporate Controller and was promoted to Vice President in 1997 and Chief Accounting Officer in 1999. Prior to joining Gables, Ms. Severt was an Audit Manager at Arthur Andersen LLP where she specialized in the real estate industry. She is co-chair of the Accounting Committee of NAREIT and a member of its Best Financial Practices Council. Ms. Severt serves on the Board of Directors of DFB Pharmaceuticals, Inc. and as chairman of its Audit Committee. She is a CPA and a summa cum laude graduate of the Ohio State University with a bachelor’s degree in both accounting and information systems. Ms. Severt is 41 years old.

Cristina F. Sullivan.    Ms. Sullivan is Senior Vice President of Asset Management Operations of Gables. She was promoted to this position in May 2004 from Vice President of Asset Management Operations. Ms. Sullivan has responsibility for the asset management operations in Gables’ East Region, which encompasses Florida, Georgia and Washington, D.C. She joined Gables’ predecessor in 1988 as a leasing consultant and held various positions of increasing responsibility thereafter, including Regional Vice President where she oversaw management operations in Florida. In 2002, Ms. Sullivan was promoted to Vice President of Asset Management Operations. She is a graduate of Florida Atlantic University and a licensed Florida real estate broker. Ms. Sullivan is 40 years old.

Joseph G. Wilber.    Mr. Wilber is Senior Vice President of Investments of Gables. He was promoted to this position in March 2005 from Vice President of Development and Acquisitions. Mr. Wilber has responsibility for development, construction and acquisition efforts in Gables’ East Region, which encompasses Florida, Georgia and Washington, D.C. He joined Gables’ predecessor in 1981 and has held various positions of increasing responsibility thereafter including Regional Vice President where he oversaw construction activities. In 1997, Mr. Wilber was promoted to Vice President of Development and Acquisitions where he oversaw Gables’ development, construction and acquisition efforts in Atlanta. He is a member of the Urban Land Institute and serves on the Board of the Atlanta Apartment Association. Mr. Wilber is a graduate of the University of Georgia. Mr. Wilber is 49 years old.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

Trustee Compensation

Trustees of Gables who are also employees receive no additional compensation for their services as trustees. The compensation package for non-employee trustees was reconstituted and increased effective July 1, 2003 in recognition of the increased demands and workload placed on non-employee trustees. The new compensation package was designed such that approximately 50% of the total trustee fees are payable in the form of common shares in order to more effectively align the Board’s interests with the interest of the shareholders. In connection with this reconstitution, the Board of Trustees adopted a Share Ownership Guideline pursuant to which, each member of the Board of Trustees may not sell common shares if his or her Gables holdings are less than a $200,000 threshold or would decrease below that level as a result of the sale.

During 2004, each non-employee trustee received for his or her service as a trustee a quarterly trustee’s fee of $5,000, a $1,500 per day fee for personal attendance, or $750 per day fee for telephonic attendance, at each in-person meeting of the full Board of Trustees and a $500 per day fee for attendance at each telephonic meeting of the full Board of Trustees. In addition, each committee chair received a quarterly fee of $1,250 and each Audit Committee member received a quarterly fee of $1,250. For in-person committee meetings held in connection with a meeting of the full Board of Trustees, each committee member received a $500 per day fee for personal attendance or a $250 per day fee for telephonic attendance. For in-person committee meetings held on days on which no meetings of the full Board of Trustees were held, each committee member received a fee of $1,000 per day fee for personal attendance or a $500 per day fee for telephonic attendance. For telephonic committee meetings, each committee member received a $500 per day fee for attendance. On January 13, 2005, each non-employee trustee that served Gables for the full year of 2004 was granted 1,000 unrestricted common shares under the Gables Residential Trust 2004 Equity Incentive Plan, or “2004 Plan.” On January 13, 2005, Mr. Stroup, who joined the Board of Trustees in May 2004, was granted 616 unrestricted common shares under the 2004 Plan.

Quarterly trustee fees and annual share grants are prorated for trustees who are elected to the Board after the beginning of a fiscal quarter or fiscal year, respectively.

Non-employee trustees may elect to waive part or all of the fees that would otherwise be payable in cash in exchange for common share grants under the 2004 Plan. In addition, Gables has adopted a deferred compensation program for non-employee trustees pursuant to which non-employee trustees may elect to receive, on a deferred basis, common shares under the 2004 Plan in lieu of cash fees. These trustees may also elect to defer receipt of common shares granted to them as non-cash compensation. During the term of deferral, credits in the form of additional common shares are made to the non-employee trustees’ deferral accounts to reflect dividends paid on the common shares previously credited to the accounts. All deferred amounts will be settled in common shares, either in a lump sum or annual installments, following termination of membership on the Board of Trustees.

Executive Compensation

Summary Compensation Table.    The following table sets forth the compensation for the past three fiscal years awarded to the Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2004.

Summary Compensation Table

					Long-Term Compensation Awards
		Annual Compensation
Name and 2004 Principal Position	Year	Salary ($)	Bonus ($)		Restricted Share Awards ($)		Options (#)	All Other Compensation ($) (1)
Chris D. Wheeler (2)	2004	$372,891	$361,190	(3)	$0		0	$13,199
Chairman of the Board and	2003	365,581	517,951	(4)	457,110	(5)	0	8,170
Chief Executive Officer	2002	358,550	406,078	(6)	144,018	(7)	0	9,194

David D. Fitch (8)	2004	302,500	296,450	(3)	0		0	5,292
President and	2003	280,000	381,580	(9)	304,740	(5)	0	1,137
Chief Investment Officer	2002	98,192	102,206	(10)	117,348	(11)	0	0

Marvin R. Banks, Jr.	2004	258,822	238,095	(3)	0		0	4,697
Senior Vice President and	2003	253,094	354,674	(12)	304,740	(5)	0	4,602
Chief Financial Officer	2002	248,227	259,789	(13)	96,012	(7)	0	4,605

Douglas G. Chesnut (14)	2004	205,755	308,268	(15)	20,126	(16)	0	4,100
Senior Vice President	2003	200,000	253,860	(17)	101,580	(5)	0	4,000
of Investments	2002	181,370	208,668	(18)	32,004	(7)	0	1,388

Michael M. Hefley (19)	2004	258,197	184,310	(3)	0		0	4,850
Senior Vice President and	2003	253,094	354,674	(20)	304,740	(5)	0	3,976
Chief Operating Officer	2002	248,227	282,567	(21)	96,012	(7)	0	4,753

(1)	2004 amounts include Gables’ matching contribution under its 401(k) plan ($4,100 for Messrs. Wheeler, Fitch, Banks, Chesnut and Hefley), interest earned on deferred compensation at a rate in excess of the applicable federal long-term rate ($8,232 for Mr. Wheeler and $0 for each of the other named executive officers) and the cost of premiums for life insurance coverage in 2004 satisfied with the surrender of paid-up policy additions ($867 for Mr. Wheeler, $1,192 for Mr. Fitch, $597 for Mr. Banks, $0 for Mr. Chesnut, and $750 for Mr. Hefley). See “Compensation of Trustees and Executive Officers – Employment and Severance Agreements” for a discussion of Gables’ practice of paying premiums under the split-dollar life insurance policies in light of the enactment of the Sarbanes-Oxley Act of 2002.

(2)	Mr. Wheeler served as Chief Executive Officer of Gables from April 1999 to March 1, 2005 and as President from April 1999 to July 1, 2004. On March 1, 2005, Mr. Wheeler was appointed Executive Chairman of the Board.

(3)	These amounts were paid in cash in 2005.

(4)	Amount consists of (i) $365,581 that was paid in cash in 2004 and (ii) 4,500 unrestricted shares awarded on January 16, 2004 valued at $33.86 per share.

(5)	Consists of restricted shares awarded on January 16, 2004 valued at $33.86 per share. The number of restricted shares awarded was 13,500 for Mr. Wheeler, 9,000 for Messrs. Fitch, Banks and Hefley, and 3,000 for Mr. Chesnut. These restricted shares vest in three equal annual installments beginning January 1, 2005. Dividends are payable on these restricted shares. The value of such restricted shares as of December 31, 2004 was $483,165 for Mr. Wheeler, $322,110 for Messrs. Fitch, Banks and Hefley, and $107,370 for Mr. Chesnut.

(6)	Amount consists of (i) $358,072 that was paid in cash in 2003 and (ii) 1,890 unrestricted shares awarded on March 10, 2003 valued at $25.40 per share.

(7)	Consists of restricted shares awarded on March 10, 2003 valued at $25.40 per share. The number of restricted shares awarded was 5,670 for Mr. Wheeler, 3,780 for Messrs. Banks and Hefley, and 1,260 for Mr. Chesnut. These restricted shares vest in three equal annual installments beginning January 1, 2004. Dividends are payable on these restricted shares. The value of such restricted shares as of December 31, 2004 was $202,929 for Mr. Wheeler, $135,286 for Messrs. Banks and Hefley, and $45,095 for Mr. Chesnut.

(8)	Mr. Fitch joined Gables as Senior Vice President and Chief Investment Officer on August 26, 2002. On July 1, 2004, Mr. Fitch was promoted to President and on March 1, 2005, Mr. Fitch was promoted to Chief Executive Officer.

(9)	Amount consists of (i) $280,000 that was paid in cash in 2004 and (ii) 3,000 unrestricted shares awarded on January 16, 2004 valued at $33.86 per share.

(10)	Amount consists of (i) $91,538 that was paid in cash in 2003 and (ii) 420 unrestricted shares awarded on March 10, 2003 valued at $25.40 per share.

(11)	Consists of 4,620 restricted shares awarded on March 10, 2003 valued at $25.40 per share. Restricted shares of 1,260 vest in three equal annual installments beginning January 1, 2004. Restricted shares of 3,360 vest as follows: one-quarter upon relocation to Boca Raton, FL; one-quarter upon the later to occur of relocation to Boca Raton, FL or January 1, 2004; one-quarter upon the later to occur of relocation to Boca Raton, FL or January 1, 2005; and one-quarter upon the later to occur of relocation to Boca Raton, FL or January 1, 2006. Dividends are payable on these restricted shares. The value of such restricted shares as of December 31, 2004 was $165,350.

(12)	Amount consists of (i) $253,094 that was paid in cash in 2004 and (ii) 3,000 unrestricted shares awarded on January 16, 2004 valued at $33.86 per share.

(13)	Amount consists of (i) $227,785 that was paid in cash in 2003 and (ii) 1,260 unrestricted shares awarded on March 10, 2003 valued at $25.40 per share.

(14)	Mr. Chesnut joined Gables as Senior Vice President of Investments on February 4, 2002.

(15)	Amount consists of (i) $301,559 that was paid in cash in 2004 and 2005, (ii) 182 unrestricted shares awarded on August 11, 2004 valued at $31.05 per share and (iii) 30 unrestricted shares awarded on February 28, 2005 valued at $35.25 per share.

(16)	Amount consists of (i) 546 restricted shares awarded on August 11, 2004 valued at $31.05 per share and (ii) 90 restricted shares awarded on February 28, 2005 valued at $35.25 per share. The restricted shares awarded on August 11, 2004 vest in three equal annual installments beginning January 1, 2005 and the restricted shares awarded on February 28, 2005 vest in three equal annual installments beginning January 1, 2006. Dividends are payable on these restricted shares. The value of the 546 restricted shares awarded on August 11, 2004 as of December 31, 2004 was $19,541.

(17)	Amount consists of (i) $220,000 which was paid in cash in 2003 and 2004 and (ii) 1,000 unrestricted shares awarded on January 16, 2004 valued at $33.86 per share.

(18)	Amount consists of (i) $198,000 that was paid in cash in 2002 and 2003 and (ii) 420 unrestricted shares awarded on March 10, 2003 valued at $25.40 per share.

(19)	Mr. Hefley announced his intent to resign from Gables in December 2004 and continued to serve Gables as Senior Vice President and Chief Operating Officer through February 28, 2005.

(20)	Amount consists of (i) $253,094 that was paid in cash in 2004 and (ii) 3,000 unrestricted shares awarded on January 16, 2004 valued at $33.86 per share.

(21)	Amount consists of (i) $250,563 that was paid in cash in 2003 and (ii) 1,260 unrestricted shares awarded on March 10, 2003 valued at $25.40 per share.

Option Exercises and Year-End Holdings.    The following table sets forth the aggregate number of options exercised in 2004 and the value of options held at the end of 2004 by the Chief Executive Officer and the other named executive officers.

Aggregated Option Exercises in Fiscal Year 2004
and Fiscal Year-End 2004 Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)			Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable			Exercisable/ Unexercisable
Chris D. Wheeler	192,400	$2,221,207	156,300	/	0	$1,407,439	/	$0
David D. Fitch	0	0	0	/	0	0	/	0
Marvin R. Banks, Jr.	0	0	115,000	/	0	1,135,225	/	0
Douglas G. Chesnut	0	0	0	/	0	0	/	0
Michael M. Hefley	0	0	6,300	/	0	51,439	/	0

Employment and Severance Agreements

Gables currently has employment agreements with each of Mr. Wheeler, Mr. Fitch and Mr. Banks that will continue in effect through January 1, 2006. The employment agreements with these executive officers automatically renew for additional one-year terms unless a notice to the contrary effect is given by either party. Pursuant to their respective employment agreement, as supplemented by appointments of the Board of Trustees effective March 1, 2005, Mr. Wheeler is serving as Executive Chairman of the Board of Trustees; Mr. Fitch is serving as Chief Executive Officer and President; and Mr. Banks is serving as Senior Vice President and Chief Financial Officer.

Each employment agreement provides for an annual review of base salary. In addition, the Compensation Committee may provide for additional compensation as a bonus, should it determine that such compensation is appropriate in its discretion based on merit, Gables’ financial performance and other criteria. See “Incentive Compensation Plan” and “Compensation Committee Report on Executive Compensation” for a more detailed description of bonus compensation. Pursuant to each employment agreement, Gables is, in general, required to purchase policies of life insurance for the benefit of each of the executive officers in the amount of $1,000,000 per policy. Until the latter part of 2002, we maintained split-dollar life insurance policies for which Gables paid the full annual premiums due. Since the enactment of the Sarbanes-Oxley Act of 2002, it has not been entirely clear whether paying such premiums is still permissible. As a result, we have suspended our practice of paying the annual premiums due until applicable legal requirements are clarified or alternative funding mechanisms become available. In the meantime, Gables is using the surrender of paid-up additions to coverage to keep the life insurance policies intact.

Gables maintains a comprehensive medical plan for the benefit of the executive officers and that of their immediate families, and pays or reimburses each of the executive officers for the cost of disability insurance and provides them with a car allowance currently equal to approximately $600 per month. Each of the executive officers has agreed to devote substantially all of their working time to Gables’ business. Pursuant to their employment agreements, Gables has also agreed to indemnify each of the executive officers to the full extent permitted by law and subject to Gables’ charter and bylaws with respect to any actions commenced against such executive officer in his capacity as an officer or trustee or former officer or trustee of Gables or any affiliate of Gables for which he may serve in such capacity, and to advance any expenses incurred by such executive officers and trustees in defending such actions.

Under the terms of the employment agreements (as modified by the senior executive severance agreements discussed below), if the employment of an executive officer is terminated during the year (1) by Gables without “good reason” (as defined in the employment agreement), or (2) by the executive officer by reason of a “force out” (as defined in the employment agreement), the terminated employee will be entitled to (a) immediately vest in any outstanding stock options and grants of restricted shares, and (b) receive a severance payment (the “Severance Amount”) equal to the sum of his base salary and the higher of (x) his bonus for the preceding year or (y) any approved bonus for any period that had closed prior to the date of termination but had not yet been paid. Upon termination of the employment of an executive officer by reason of death, his estate will be entitled to receive a payment equal to the Severance Amount, except that the amount of such benefit shall be zero if the proceeds of life insurance payable in connection with the employment agreement equals or exceeds $1,000,000. In addition, upon any termination of employment within six months following a “change of control” (as defined in the employment agreement), the terminated employee will be entitled to immediately vest in any outstanding stock options and grants of restricted shares. The employment agreements also provide that, if an executive officer is terminated for “good reason” or voluntarily terminates his employment (other than termination which occurs within six months following a “change of control”), such individual will not, without the prior written consent of the Board of Trustees, directly or indirectly, compete with Gables with respect to any multifamily apartment residential real estate property development, construction, acquisition or management activities then undertaken or being considered by Gables for a period of twelve months following the termination of employment with Gables.

During the term of the employment agreement and for a period of twelve months following the termination of employment (other than termination which occurs within six months following a “change of control”), the executive officer will not, directly or indirectly, (1) solicit or induce any present or future employee of Gables to accept employment with the executive officer or any person or entity associated with the executive officer, (2) employ, or cause any person or entity associated with the executive officer to employ, any present or future employee of Gables without providing Gables prior written notice of such proposed employment, or (3) either for himself or for any other person or entity, compete for or solicit the third party owners with whom Gables has an existing property management agreement.

In addition, the Board of Trustees has approved senior executive severance agreements for each of Mr. Wheeler, Mr. Fitch and Mr. Banks. The Board approved these agreements in order to reinforce and encourage the continued attention and dedication of these executive officers. Generally, under the terms of the severance agreements, if the employment of the executive is terminated within 24 months following a “change in control” (as defined in the agreement), (1) by Gables for any reason other than for “cause” (as defined in the agreement) or the death of the executive or (2) by the executive for “good reason” (as defined in the agreement), the executive shall be entitled to an amount equal to three times the sum of the executive’s (i) most recent annual base salary, (ii) the cash bonus awarded for the prior fiscal year, if any, and (iii) the value of the entire restricted stock grant awarded for the prior fiscal year, if any (the “Change in Control Payment”). Mr. Wheeler shall be entitled to the Change in Control Payment if his employment is terminated within 24 months following a “change in control” by Gables or by the executive for any reason other than the death of the executive. The amount of any Change in Control Payment to any executive shall be reduced by any Severance Amount paid or payable to such executive by Gables pursuant to the employment agreements discussed above.

The Board of Trustees has also approved a senior executive severance agreement for Mr. Chesnut in connection with his February 2002 employment by Gables in order to reinforce and encourage his continued attention and dedication. Under the terms of his severance agreement, if his employment is terminated within 24 months following a “change in control” (as defined in the agreement), (1) by Gables for any reason other than for “cause” (as defined in the agreement) or his death or (2) by him for “good reason” (as defined in the agreement), he shall be entitled to an amount equal to the sum of his (i) most recent annual base salary, (ii) the cash bonus awarded for the prior fiscal year, if any, and (iii) the value of the entire restricted stock grant awarded for the prior fiscal year, if any. This payment amount is reduced over time as Mr. Chesnut’s tenure with Gables increases as further delineated in his agreement.

Share Performance Graph

The following graph provides a comparison of cumulative total shareholder returns among Gables, the Standard & Poor’s 500 Index (the “S&P 500 Index”), the Standard & Poor’s SmallCap 600 Index (the “S&P SmallCap 600 Index”) and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity Residential Apartment REIT Total Return Index (the “NAREIT Apartment Index”), an industry index of 20 equity residential apartment real estate investment trusts (“REITs”), including Gables. Equity residential apartment REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of multifamily residential apartment real estate. Upon written request, Gables will provide any shareholder with a list of the REITs included in the NAREIT Apartment Index. The share performance graph assumes an investment of $100 in each of Gables and the three indexes on January 1, 2000, and the reinvestment of any dividends. The historical information set forth below is not necessarily indicative of future performance. Data for the S&P 500 Index and the NAREIT Apartment Index has been obtained from NAREIT. Data for the S&P SmallCap 600 Index has been obtained from Standard & Poor’s.

$250
$225
$200
$175
$150
$125
$100
$75
$50
Gables Residential Trust
S&P 500 Index
S&P SmallCap 600 Index
NAREIT Apartment Index
Jan '00
Dec '00
Dec '01
Dec '02
Dec '03
Dec '04

	Jan-00	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
Gables Residential Trust	$100.00	$127.15	$145.56	$133.53	$201.94	$223.49
S&P 500 Index	100.00	90.90	80.09	62.39	80.29	89.02
S&P SmallCap 600 Index	100.00	111.80	119.11	101.68	141.13	173.09
NAREIT Apartment Index	100.00	135.49	147.24	138.21	173.43	233.65

The share performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act (together, the “Acts”), except to the extent that Gables specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

2004 Equity Incentive Plan

Gables adopted the 2004 Plan to provide incentives to officers, employees and non-employee trustees. The 2004 Plan provides for the grant of options to purchase a specified number of common shares or the grant of restricted shares or unrestricted shares. At December 31, 2004, the total number of options and common shares that may be issued under the 2004 Plan was 1,303,123, including 53,123 shares that were remaining available for future issuance under Gables’ Fourth Amended and Restated 1994 Share Option and Incentive Plan, as amended, at the time the 2004 Plan was adopted. The following table sets forth information regarding the securities authorized for issuance under the 2004 Plan as of December 31, 2004.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	382,978 (2)	$26.50 (3)	1,292,873 (4)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	382,978	$26.50	1,292,873

(1)	Includes information related to our 2004 Plan.

(2)	Does not include restricted shares as they have been reflected in our total common shares outstanding.

(3)	Does not include outstanding deferred share awards granted to members of the Board of Trustees as there is no associated exercise price.

(4)	Certain securities may be issued in the form of unrestricted or restricted shares.

Incentive Compensation Plan

Each year, Gables makes awards under an existing incentive compensation plan (the “Incentive Compensation Plan”) established for certain officers of Gables. This plan provides for the bonus such officers may receive if certain company and business unit performance objectives established for each individual are achieved. The bonus paid to each executive officer is based upon, among other factors, (1) an evaluation of company performance measured by comparison to the performance of the industry sector in which Gables competes and (2) an evaluation of individual performance of the officer’s direct functional responsibilities, as well as the officer’s role in achieving company-wide objectives. The weight given to such factors varies depending on the officer’s functional and company-wide responsibilities.

Deferred Compensation Plan

Gables has adopted a deferred compensation plan for key employees pursuant to which executive officers and certain other key employees may elect to defer receipt of up to 75% of total cash compensation for any year. All deferred amounts are credited to a participant’s deferral account on the dates such amounts would otherwise have been paid. Credits are also made to deferral accounts to reflect interest at a rate that is evaluated and adjusted by the Board of Trustees on an annual basis. Such rate is currently equal to 6.0% per year. All deferred amounts, including interest, will be settled in cash, either in a lump sum or annual installments, following termination of employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

Gables’ executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who contribute to Gables’ ability to produce total returns to shareholders that exceed the NAREIT Apartment Index. The members of the Compensation Committee during 2004 were Dr. Miles, as Chair, Mr. McIntyre and Mr. Motta. In January 2005, Ms. Martin replaced Dr. Miles as Chair in connection with Dr. Miles’ resignation from the Board of Trustees. The Compensation Committee is responsible for implementing and developing Gables’ compensation policies and plans, including:

•	reviewing and approving corporate goals and objectives relevant to the compensation of Gables’ Chief Executive Officer and certain other executive officers;

•	evaluating, determining and approving the compensation of those officers based on such evaluations;

•	reviewing the compensation of Gables’ officers other than the executive officers; and

•	overseeing Gables’ overall compensation programs, including granting awards under the 2004 Plan and cash and equity bonuses under Gables’ Incentive Compensation Plan.

Compensation Committee Philosophy During 2004

The fundamental principles of Gables executive compensation program during 2004 were as follows:

•	Executive base salaries were maintained at amounts approximating median levels in the industry.

•	A part of each executive officer’s compensation was contingent on performance and was awarded by the Compensation Committee as a cash bonus following a year-end review. The cash bonus was based on an evaluation of the executive’s individual performance of his direct functional responsibilities, as well as his role in achieving company-wide objectives, taking into consideration the performance of other companies in the industry sector in which Gables competes, specifically with respect to the executive’s equivalent business functions.

•	Executive officers were eligible to receive grants of equity-based awards as a long-term incentive both to perform effectively and to remain with Gables, with the size of the awards being based solely on an evaluation of Gables’ performance measured by comparison to the performance of the industry sector in which Gables competes, specifically with respect to annual total return to shareholders.

•	The combination of base salary, annual cash bonus and long-term equity-based awards was targeted to create a strong link between the performance of Gables and executive compensation, and to position executive compensation levels as a whole to be competitive with other similarly situated public companies, including the real estate industry as a whole and REITs in particular. To the extent that Gables’ performance exceeds that of residential REITs with comparable market capitalization as a class, executive officers can achieve a level of total compensation in higher brackets relative to executives of such comparable REITs.

The executive compensation program was designed to motivate Gables’ executive officers and to better align the incentives of the executive officers with the interests of Gables’ shareholders.

Base Salaries

As noted above, in administering the executive compensation program during 2004, the Compensation Committee determined that Gables would be best served if executive base salaries were maintained at amounts approximating median levels prevailing within the industry. The Compensation Committee, in its efforts to ensure the foregoing and maintain a competitive compensation structure, reviews on an annual basis data regarding the compensation structure of other REITs within Gables’ industry, and compares them with Gables’ existing compensation structure. Base salaries were increased by 4% effective July 1, 2002 to the following levels: $365,581 for Mr. Wheeler; $253,094 for Mr. Banks; and $253,094 for Mr. Hefley. Mr. Fitch was hired as Senior Vice President and Chief Investment Officer in August 2002 at a base salary of $280,000. These base salary levels were not increased in 2003. Base salaries were increased by approximately 4% effective July 1, 2004 to the following levels:

$380,200 for Mr. Wheeler; $264,550 for Mr. Banks; and $263,300 for Mr. Hefley. On July 1, 2004, the base salary for Mr. Fitch was increased to $325,000 in connection with his promotion to President.

Each of these executive officers has an employment agreement with Gables. See “Compensation of Trustees and Executive Officers – Employment and Severance Agreements.” While such employment agreements automatically renew for additional one-year terms unless a notice to the contrary effect is given by either party, the employment agreements do not provide for annual automatic increases in base salary.

Cash Bonuses

Under the Incentive Compensation Plan, cash bonuses for executive officers were determined based on an evaluation of each executive officer’s individual performance as judged against specific goals based on his own business function, as well as his role in discharging company-wide responsibilities and achieving company-wide goals. In determining an executive officer’s bonus, consideration was also given to the performance of companies in the industry sector in which Gables competes, specifically with respect to such executive officer’s equivalent business functions. Based on these evaluations, in January 2005, the Compensation Committee awarded the cash bonuses described in “Compensation of Trustees and Executive Officers – Summary Compensation Table.”

Equity-based Awards

The Compensation Committee continues to believe that the possibility to earn grants of common shares rather than cash serves as a motivating award and an effective tool for retaining experienced and talented executives in the long-term, and also serves to better align the incentives of management with the interests of shareholders. The Compensation Committee’s philosophy is that the long-term component of executives’ incentive compensation should be determined on the basis of the annual total return to Gables’ shareholders relative to the annual total return to shareholders for Gables’ competitors in its industry sector, as measured by the NAREIT Apartment Index. The Compensation Committee’s reliance on the NAREIT Apartment Index as the benchmark against which to judge Gables’ executives in terms of annual total return to shareholders is based in part on the fact that the NAREIT indices are widely used by the investment community to determine the relative performance, and therefore the compensation, of investment portfolio managers.

The precise methodology used by the Compensation Committee involves ranking the annual total return to Gables’ shareholders for a particular year against the statistical distribution of annual total returns for all companies included in the NAREIT Apartment Index for the particular year. The number of common shares awarded to executive officers is equal to the mid-point of the range of each executive officer’s potential number of common share awards if Gables’ performance is in line with the NAREIT Apartment Index. The executive officers will receive the maximum potential award level if Gables outperforms 75% of the companies in the index and will receive no award at all if 75% of the companies in the index outperform Gables. As a result, the number of common shares awarded will increase up toward the maximum potential award, if, and to the extent that, Gables’ performance is better than the index, and will decrease down toward no award at all if, and to the extent that, Gables’ performance is worse than the index. In calculating annual total returns, the Compensation Committee compares the ten-day year-end average total return of Gables to the ten-day year-end average total return for all companies in the NAREIT Apartment Index.

In January 2005, the Compensation Committee compared Gables’ total return to shareholders for 2004 (using the ten-day year-end average) of 9.5% to the total return to shareholders for all companies included in the NAREIT Apartment Index for 2004 (using the ten-day year-end average) of 33.7%. Based on this performance of Gables as compared to the index, factoring in the statistical distribution of the apartment REITs included in the index and applying the formula for calculating actual awards relative to the range of potential awards, executive officers were entitled to an award level of 0% of the maximum potential that the executive officers could have achieved. As a result, there were no common shares awarded to Messrs. Wheeler, Fitch, Banks and Hefley for 2004.

Compensation of Chief Executive Officer

In determining the compensation of Chris Wheeler, as Chief Executive Officer during 2004, the Compensation Committee applied the same philosophy and procedures as applied to the other executive officers. As discussed above, in accordance with its annual reviews of executive compensation, the Compensation Committee set the base salary for the Chief Executive Officer position at $365,581 effective July 1, 2002, which represented a 4% increase over the previous salary level. This base salary level was not increased in 2003. On July 1, 2004, this base salary level was increased by 4% to $380,200.

In accordance with the incentive criteria established in the Incentive Compensation Plan described above, for his service as Chairman and Chief Executive Officer during 2004, the Committee awarded Mr. Wheeler a cash bonus of $361,190.

Policy with Respect to the $1 Million Deduction Limit

The SEC requires that this report comment upon Gables’ policy with respect to Section 162(m) of the Internal Revenue Code, which limits the deductibility on Gables’ tax return of compensation over $1 million to any of the named executive officers unless the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by Gables’ shareholders. Gables did not pay any compensation during 2004 that would be subject to Section 162(m). Gables believes that, because it qualifies as a REIT under the Internal Revenue Code and therefore is not subject to federal income taxes on its income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect Gables’ net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. Gables does not believe that Section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by Section 162(m).

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Gables specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully Submitted by the Compensation Committee:

Lauralee E. Martin, Chair
John W. McIntyre
James D. Motta

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has served as an officer of Gables or has any other business relationship or affiliation with Gables, except his or her service as a trustee.

AUDIT COMMITTEE REPORT

The members of the Audit Committee during 2004 were Mr. McIntyre, as Chair, Mr. Bromley, Ms. Martin and Mr. Stroup (effective with his nomination to the Board of Trustees in May 2004). Effective January 2005, in connection with the reconstitution of the committees resulting from Dr. Miles’ resignation from the Board of Trustees, the Audit Committee is comprised of Mr. Stroup, as Chair, Mr. Bromley and Mr. McIntyre. Each member satisfies the independence, financial literacy and expertise requirements contained in the listing standards of the NYSE and the independence requirements under the rules promulgated by the SEC under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Trustees, which was revised effective March 4, 2004 in order to comply with the recently adopted NYSE requirements.

The Audit Committee, among other things, assists the Board of Trustees in fulfilling its oversight of (1) the integrity of Gables’ financial statements; (2) Gables’ compliance with legal and regulatory requirements; (3) the qualifications, independence and performance of Gables’ independent auditors; and (4) the performance of Gables’ internal audit function. The Audit Committee has sole authority to appoint, retain, oversee and, when appropriate, terminate Gables’ independent auditors. The Audit Committee reviews Gables’ quarterly financial statements and internal accounting procedures and controls with management and reviews the scope and results of the audit engagement with the independent auditors.

In respect of the audited financial statements for the year ended December 31, 2004, the Audit Committee (1) reviewed and discussed the financial statements with Gables’ management and the independent auditors; (2) discussed with Gables’ independent auditors the matters required to be discussed by SAS No. 61, “Communication with Audit Committees”; and (3) discussed with the auditors their independence and received from the auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” regarding their independence. Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in Gables’ Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Gables specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully Submitted by the Audit Committee:

Chris C. Stroup, Chair
Marcus E. Bromley
John W. McIntyre

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

Beneficial Ownership Table

On February 1, 2005, there were 29,557,350 common shares and 4,002,071 common units of limited partnership interest in the Operating Partnership (“common units”) outstanding (other than the common units held by Gables Residential Trust). Each common unit is redeemable for one common share if Gables elects to issue common shares rather than pay cash upon such redemption.

The following table shows the amount of common shares and common units beneficially owned as of February 1, 2005 by:

•	each trustee and named executive officer of Gables;

•	each person known by Gables to beneficially own more than 5% of the outstanding common shares of Gables; and

•	the trustees and executive officers of Gables as a group.

The number of common shares “beneficially owned” by each shareholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common shares includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after February 1, 2005, including any shares which could be purchased by the exercise of options at or within 60 days after February 1, 2005. For purposes of the following table, we have counted the beneficial ownership of common units as the beneficial ownership of the number of common shares for which such units may be redeemed if Gables elected to issue common shares rather than pay cash upon such redemption. Ownership of these units technically does not constitute beneficial ownership of common shares under the SEC’s Rule 13d-3 because, pursuant to the limited partnership agreement of the Operating Partnership, the holders of the common units do not have the right to require Gables to exchange such common units for common shares.

Unless otherwise indicated in the footnotes, all such interests are owned directly, and the indicated person or entity has sole voting and investment power.

Name and Business Address of Beneficial Owners	Number of Shares and Units Beneficially Owned	Percent of All Shares(1)	Percent of All Shares and Units (2)
Trustees and Executive Officers
Chris D. Wheeler(3)	788,382	2.6%	2.3%
David D. Fitch(4)	18,840	*	*
Marvin R. Banks, Jr.(5)	252,436	*	*
Douglas G. Chesnut(6)	6,851	*	*
Michael M. Hefley(7)	194,257	*	*
Marcus E. Bromley(8)	168,277	*	*
Lauralee E. Martin(9)	35,509	*	*
John W. McIntyre(10)	37,519	*	*
James D. Motta(11)	10,250	*	*
Chris C. Stroup(12)	0	*	*
All trustees and executive officers	1,619,065	5.3%	4.8%
as a group (14 persons) c/o Gables Residential Trust 777 Yamato Road, Suite 510 Boca Raton, Florida 33431
5% Holders
Cohen & Steers Capital Management, Inc.(13) 757 Third Avenue New York, NY 10017	4,809,757	16.3%	14.3%
Deutsche Bank AG(14) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	2,078,200	7.0%	6.2%
Clarion CRA Securities, LP(15) 259 N. Radnor Chester Rd. Suite 205 Radnor, PA 19087	1,792,950	6.1%	5.3%
Barclays Global Investors, NA(16) 45 Fremont St. San Francisco, CA 94105	1,679,561	5.7%	5.0%

*	Less than 1%

(1)	Assumes that all common units held by the person are exchanged for common shares. The total number of shares outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for common shares.

(2)	Assumes that all common units held by the person are exchanged for common shares. In addition, the total number of shares used in calculating this percentage assumes that all of the common units outstanding held by all persons other than Gables are exchanged for common shares.

(3)	Includes 70,159 common shares (including 10,890 restricted shares), 561,923 common units, and options to purchase 156,300 common shares that are currently exercisable.

(4)	Includes 17,840 common shares (including 9,780 restricted shares) and 1,000 shares held in an IRA account in Mr. Fitch’s spouse’s name.

(5)	Includes 94,769 common shares (including 7,260 restricted shares), 42,667 common units, and options to purchase 115,000 common shares that are currently exercisable.

(6)	Includes 6,408 common shares (including 2,784 restricted shares) and 443 common shares held in the Gables Residential Trust Stock Fund investment option of Gables’ profit sharing plan.

(7)	Includes 45,939 common shares (including 7,260 restricted shares), 142,018 common units, and options to purchase 6,300 common shares that are currently exercisable.

(8)	Includes 9,148 common shares, 155,009 common units, 2,650 common shares owned by Mr. Bromley’s spouse, with respect to which common shares Mr. Bromley disclaims beneficial ownership, and 1,470 common shares owned by Mr. Bromley’s minor children, with respect to which common shares Mr. Bromley disclaims beneficial ownership.

(9)	Includes 15,509 common shares and options to purchase 20,000 common shares that are currently exercisable.

(10)	Includes 37,519 common shares. Does not include the approximate 10,543 common shares that have been credited to Mr. McIntyre’s deferral account pursuant to Gables’ deferred compensation program for non-employee trustees.

(11)	Includes 2,750 common shares and options to purchase 7,500 common shares that are currently exercisable.

(12)	Does not include the approximate 1,315 common shares that have been credited to Mr. Stroup’s deferral account pursuant to Gables’ deferred compensation program for non-employee trustees.

(13)	The indicated ownership is based solely on a Schedule 13G filed with the SEC on February 14, 2005. The Schedule 13G indicates that this entity has sole voting power with respect to 4,753,700 of the shares reported and has sole dispositive power with respect to 4,806,500 of the shares reported.

(14)	The indicated ownership is based solely on a Schedule 13G filed with the SEC on February 8, 2005.

(15)	The indicated ownership is based solely on a Schedule 13G filed with the SEC on March 2, 2005. The Schedule 13G indicates that this entity has sole voting power with respect to 1,720,450 of the shares reported and has sole dispositive power with respect to all of the shares reported.

(16)	The indicated ownership is based solely on a Schedule 13G filed with the SEC on February 14, 2005. The Schedule 13G indicates that this entity has sole voting power with respect to 1,590,517 of the shares reported and has sole dispositive power with respect to all of the shares reported.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Gables’ executive officers and trustees, and persons who own more than 10% of a registered class of Gables’ equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, trustees and greater than 10% beneficial owners are required by SEC regulations to furnish Gables with copies of all Section 16(a) forms they file. To Gables’ knowledge, based solely on review of the copies of such reports furnished to Gables and written representations that no other reports were required during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to Gables’ executive officers, trustees and greater than 10% beneficial owners were satisfied, except that Mr. Chesnut inadvertently failed to file a Form 4 Statement of Changes in Beneficial Ownership of Securities, relating to the acquisition of 728 common shares, on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Business Relationships and Transactions with Management

From time to time, Gables associates travel on an airplane operated by a limited liability company (“LLC”) which is 100% owned by Mr. Wheeler. During 2004, Gables paid fees of approximately $138,465 to the LLC in connection with business travel by Mr. Wheeler and other Gables associates. The fees paid are equal to (i) 100% of the fare for flights that Mr. Wheeler would have been eligible for in accordance with Gables’ travel policy for executive officers and (ii) 50% of a full coach fare for any other passengers traveling with him for business. The Audit Committee has reviewed this arrangement and determined that the fees paid to the LLC are reasonable.

Mr. McIntyre is renting an apartment home in Atlanta from Gables for use as his primary residence. During 2004, Mr. McIntyre paid rent for the apartment home and related storage space to Gables of approximately $60,200. The rent charged Mr. McIntyre is based on an arm’s-length negotiation that transpired upon the execution of the related lease. The Audit Committee has reviewed this arrangement and determined that the rent paid to Gables is reasonable.

No executive officers are indebted to Gables as a result of Company loans.

OTHER MATTERS

Independent Auditors

The accounting firm of Deloitte & Touche LLP (“Deloitte & Touche”) has served as Gables’ independent auditor since the fiscal year 2002. A representative of Deloitte & Touche will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Gables incurred the following fees for professional services rendered by its independent auditor, Deloitte & Touche, for the fiscal years ended December 31, 2004 and 2003:

	2004	2003
Audit fees (a)	$676,552	$343,400
Audit-related fees (b)	129,400	121,000
Total audit and audit-related fees	805,952	464,400
Tax fees (c)	225,375	192,325
All other fees (d), (e)	2,250	34,500
Total fees	$1,033,577	$691,225

(a)Detail of audit fees:
Annual audits and quarterly reviews of financial statements	$269,000	$224,000
Audit of internal controls over financial reporting	400,000	0
Comfort letters, consents, and other services related to SEC filings and related matters	7,552	119,400
Total audit fees	$676,552	$343,400

(b)Detail of audit-related fees:
Unconsolidated joint venture annual audits (f)	$100,750	$79,875
Employee benefit plan audits	17,400	16,000
Subsidiary stand-alone audits	11,250	13,125
Sarbanes-Oxley Act, Section 404 advisory services	0	12,000
Total audit-related fees	$129,400	$121,000

(c)Detail of tax fees:
Tax compliance services	$135,000	$128,800
Tax advisory services (e)	70,125	41,275
Unconsolidated joint venture tax compliance services (f)	20,250	22,250
Total tax fees	$225,375	$192,325

(d)Represents fees for real estate tax consulting services.

(e)Percentage of tax advisory services fees and all other fees:
Tax advisory services fees and all other fees	$72,375	$75,775
Audit and audit-related fees and tax compliance services fees	961,202	615,450
Percentage	7.5%	12.3%

(f)	Such fees are paid by the unconsolidated joint ventures.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Gables’ management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be provided by our independent auditor unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. Each year, the Audit Committee approves the retention of the independent auditor to audit Gables’ financial statements, including the associated fee. At this time, the Audit Committee evaluates other known potential engagements of the independent auditor, including the scope of audit-related services, tax services and other services proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. At each subsequent committee meeting, the Audit Committee receives updates on the services actually provided by the independent auditor and the fees associated therewith, and management may present additional services for approval at that time. The Audit Committee has delegated to any one of the committee members the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between committee meetings. If an Audit Committee member so approves any such engagements, such member will report that approval to the full committee at the next committee meeting.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client unless the services it provides to the client are appropriately approved, each new engagement of Deloitte & Touche was approved in advance by the Audit Committee.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Gables. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Gables. Gables may also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of Gables’ common shares.

Shareholder Proposals

Any shareholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at Gables’ 2006 annual meeting of shareholders must be received in writing at Gables’ principal executive offices on or before December 2, 2005 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Trustees in connection with such meeting. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in Gables’ proxy statement and form of proxy.

Any shareholder proposals intended to be presented at Gables’ 2006 annual meeting, other than a shareholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at Gables’ principal executive offices no later than March 3, 2006 nor prior to November 18, 2005, together with all supporting documentation required by Gables’ bylaws, and such shareholder or his, her or its representative must be present at the 2006 annual meeting of shareholders. Proxies solicited by the Board of Trustees will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

1276-PS-05

GABLES RESIDENTIAL TRUST

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Gables Residential Trust
Annual Meeting of Shareholders
Tuesday, May 17, 2005

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/gbp	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZGRD91

☒	Please mark votes as in this example.	1276

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is otherwise made, the undersigned’s common shares will be voted “FOR ALL NOMINEES” on proposal 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Trustees recommends a vote “FOR ALL NOMINEES” on proposal 1.

1.	To elect three Class II Trustees to hold office until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Class II Nominees: (01) David D. Fitch, (02) John W. McIntyre, (03) Chris D. Wheeler

		FOR ALL NOMINEES			WITHHELD FROM ALL NOMINEES

FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

2.	To consider and act upon any matters incidental to the foregoing or any other matters which may properly come before the meeting or any adjournments thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	

For joint accounts each owner should sign. Executors, administrators, trustees, corporate officers and others acting in a representative capacity should give full title or authority.

Signature:	Date:	Signature:	Date:

Dear Shareholder:

Please take note of the important information enclosed with this proxy.

Your vote is important and you are encouraged to exercise your right to vote your shares.

Please mark the boxes on the reverse side of this proxy card to indicate how your shares will be voted. You need not mark any boxes if you wish to vote in accordance with the Board of Trustees’ recommendations. The proxies cannot vote your preference unless you sign, date and return this card.

Alternatively, you can vote by proxy over the Internet or by telephone. See the reverse side for instructions.

Sincerely,

Gables Residential Trust

DETACH HERE	ZGRD92

PROXY

Annual Meeting of Shareholders of

GABLES RESIDENTIAL TRUST

777 Yamato Road, Suite 510, Boca Raton, FL 33431
Proxy for Common Shares

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned hereby appoints Chris D. Wheeler, David D. Fitch and Marvin R. Banks, Jr., and each of them, as proxies with full power of substitution to represent and vote, for and on behalf of the undersigned, all common shares of beneficial interest which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Shareholders of Gables Residential Trust, to be held at the Vinings Club located in the office building of the Company’s Atlanta corporate offices at 2859 Paces Ferry Road, Atlanta, Georgia, 30339 on Tuesday, May 17, 2005 at 9:00 a.m. local time, and at any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and the 2004 Annual Report to Shareholders.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE